Exhibit 10.5

American Apparel, Inc.

747 Warehouse Street

Los Angeles, California 90021

March 13, 2009

Lion Capital (Guernsey) II Limited

PO Box 656

2nd Floor, Tudor House

Le Bordage

St Peter Port

Guernsey

GY1 3PP

Attn: Rob Jones

RE:	Extension of Lock-Up Agreement

Ladies and Gentlemen:

Reference is made to (i) the Investment Agreement, dated as of March 13, 2009 (as it may be hereafter amended, supplemented or modified from time to time, the “Investment Agreement”), between American Apparel, Inc., a Delaware corporation (the “Company”), and Lion Capital (Guernsey) II Limited, a Guernsey limited company (the “Investor”), and (ii) the Lock-Up Agreement, dated December 12, 2007 (the “Lock-Up Agreement”), executed by Dov Charney (“Mr. Charney”).

This letter agreement is being delivered by the Company to the Investor pursuant to Section 1.2(b)(1)(G) of the Investment Agreement. Capitalized terms used but not defined herein have the respective meanings set forth in the Investment Agreement.

Mr. Charney hereby agrees the Restricted Period (as defined in the Lock-Up Agreement) under the Lock-Up Agreement shall be extended from December 12, 2010 to December 31, 2013 (the “Extension Period”); provided that the Extension Period shall terminate upon the earliest to occur of the following events (any such event, an “Extension Period Termination Event”): (i) (A) the Investor and its Affiliates beneficially own less than 4,000,000 shares of Common Stock issued or issuable upon exercise of the Warrant and (B) the loans made pursuant to the Credit Agreement, as it may be hereafter amended, supplemented or modified from time to time, have been repaid in full, (ii) Mr. Charney’s employment is terminated by the Company “without cause” or (iii) Mr. Charney terminates his employment with the Company for “Good Reason” (the terms “without cause” and “Good Reason” having the respective meanings set forth in the Employment Agreement, dated as of December 12, 2007, as it may be hereafter amended, supplemented or modified from time to time, between Mr. Charney and the Company). Except as expressly provided herein, nothing herein shall modify the terms of the Lock-Up Agreement, and, for the avoidance of doubt, the occurrence of any Extension Period Termination Event shall not apply to or terminate any portion of the Restricted Period which occurs prior to the beginning of the Extension Period.

Notwithstanding the foregoing, during the Extension Period, Mr. Charney shall have the right to Transfer (as defined in the Lock-Up Agreement), in a single transaction or in multiple transactions from time to time, a number of shares of Common Stock otherwise subject to the Lock-Up Agreement not to exceed twenty-five percent (25%) of the total number of shares of Common Stock in which Mr. Charney has a legal or beneficial interest as of December 12, 2010. In addition, for the avoidance of doubt, Mr. Charney shall have the right during the Extension Period to make any Transfer that would not be prevented by or subject to the Lock-Up Agreement during the Restricted Period.

This letter agreement is not intended to, and does not, confer upon any person or entity, other than Investor and its assignees, any rights or remedies hereunder or in connection herewith. In the event that Investor assigns all or part of its rights and obligations under the Investment Agreement to one or more Affiliates in accordance with the terms thereof, Investor shall be deemed to have assigned all of its rights under this letter agreement to such assignee (and any such assignee shall be included in the term “Investor”).

This letter agreement will be governed by and construed in accordance with the laws of the State of New York. Any action against either party hereto, including any action for provisional or conservatory measures or action to enforce any judgment entered by any court in respect of any thereof, may be brought in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York, and each party hereto irrevocably consents to the jurisdiction and venue in the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no federal subject matter jurisdiction exists, in which event, each party hereto irrevocably consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County, and in the courts hearing appeals therefrom. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this letter agreement, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this letter agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The parties hereby acknowledge and agree that each party would not have an adequate remedy at law for money damages, and irreparable damage would occur, in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any party shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement by the other party and to enforce specifically the terms and provisions of this letter agreement against the other party, this being in addition to any other remedy to which either such party is entitled at law or in equity, and each party waives (a) the defense in any action for an injunction or other equitable relief that a remedy at law would be adequate and (b) agrees that any such action for injunctive relief or specific performance may be brought in (and hereby irrevocably submits to the jurisdiction of) any federal or state court in the State of New York.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date first written above.

/s/ Dov Charney
Dov Charney

ACKNOWLEDGED AND ACCEPTED

as of the date first written above:

LION CAPITAL (GUERNSEY) II LIMITED

By:	/s/ Rob Jones
Name:	Rob Jones
Title:	Director

AMERICAN APPAREL, INC.

By:	/s/ Adrian Kowalewski
Name:	Adrian Kowalewski
Title:	Chief Financial Officer

cc:	Lion Capital (Americas) Inc.
888 Seventh Avenue
New York, New York 10019
Attn: Jacob Capps

Lion Capital LLP
21 Grosvenor Place
London
SW1X 7HF
United Kingdom
Attn: Janet Dunlop

[Signature Page to Extended Lock-Up Agreement]